Exhibit 10.1

MODIFICATION AGREEMENT

This Modification Agreement (this “Agreement”) is made as of January 8, 2003 between RevCare, Inc., a Nevada corporation (the “Company”), and Russ Mohrmann (“Executive”).

RECITALS

A.                                   Executive and/or Executive’s affiliates made certain loans to the Company and/or its affiliates, which loans were evidenced by the promissory notes listed in Exhibit A attached hereto (collectively, the “Original Notes”).

B.                                     The Company also owes the following portions to Executive as the remaining amount of “permitted distributions” owed under that certain Purchase Agreement dated May 30, 2000 between the Company and the parties named therein and that certain Asset Purchase Agreement dated May 30, 2000 between the Company, Hospital Employee Labor Pool, a California corporation, and the parties named therein (collectively, the “Purchase Agreements”):  (i)  $72,578.43 with respect to Hospital Employee Labor Pool and (ii) $46,754 with respect to Insource Medical Solutions, LLC.

C.                                     The Original Notes were secured by a Security Agreement dated August 14, 2000 (the “Original Security Agreement”).

D.                                    Executive and Orange County Professional Services, Inc., a California corporation and wholly-owned subsidiary of the Company, entered into that certain Employment Agreement dated August 14, 2000 ( the “Original Employment Agreement”).

E.                                      The Company is negotiating certain credit accommodations with Bridge Bank NA, in respect of which such bank is requiring Executive and Executive’s affiliates subordinate their rights under the Original Notes and the Original Security Agreement pursuant to the terms and conditions of a Subordination Agreement substantially in the form attached hereto as Exhibit B (the “Subordination Agreement”).

F.                                      The Company also desires to extend the due date under the Original Notes and Executive has agreed to such extension upon the terms and conditions set forth below.

G.                                     The Company and Executive have entered into this Agreement to set forth the terms and conditions upon which they have agreed to amend and restate the Original Notes, the Original Security Agreement and the Original Employment Agreement.

NOW THEREFORE, the Company and Executive agree as follows:

1.                                       Payments to Executive.  On or before the Closing Date (as defined below), the Company will pay or cause to be paid to the client trust account for Andrew A. Talley, Esq. (“Escrow Holder”), as escrow holder for the benefit of Executive, the aggregate sum of $300,000 (the “Cash Payment”) in immediately available funds.  The Escrow Holder shall deliver the Cash Payment to Executive upon confirmation from the Company in writing of its receipt of all of the documents and instruments described in Section 2 below.  The “Closing Date” shall be the earlier of (i) the consummation of the closing of the sale of the Company’s office building located at 5400 Orange Avenue, Cypress, CA, (ii) the consummation of the closing of the credit facility described in that letter agreement between the Company and Bridge Bank, NA dated December 12, 2002 and (iii) March 31, 2003.

(a)                                  The parties acknowledge and agree that $275,000 of the Cash Payment shall be applied as follows:  (i) $119,332.43 shall be applied against the then outstanding amount of permitted distributions owed to Executive under the Purchase Agreements and (ii) $155,667.57 shall be applied against the then outstanding principal owing under the Original Notes, as such Original Notes are amended pursuant to the amended and restated promissory notes described in Section 2(a) below.  The balance of any permitted distributions still owed to Executive by the Company following the Closing Date shall be paid in full on the earlier of January 5, 2004 or the occurrence of an event of default under Section 4 of the promissory notes referenced in Section 2(a) below.

(b)                                 The parties further acknowledge and agree that the $25,000 balance of the Cash Payment shall be paid to Executive to cover Executive’s expenses incurred in renegotiating the terms of the Original Notes, Original Security Agreement and Original Employment Agreement, negotiating the terms of the Subordination Agreement and consummating the transactions contemplated herein and in the documents referenced herein.  Executive shall provide invoices or receipts to the Company for such expenses, which the Company shall absorb as costs.  Any portion of the $25,000 for which Executive fails to provide the Company with such invoices or receipts shall be reported by the Company on IRS Form 1099.

2.                                       Delivery of Documents by Executive.

(a)                                  Concurrently upon the execution of this Agreement, Executive shall cause to be delivered to the Company the following documents and instruments:

(i)                                     an Amended and Restated Secured Convertible Promissory Note in the form attached hereto as Exhibit C, duly executed and delivered by Executive and Suzette Mohrmann.  The original principal balance of such note shall be $1,373,981.03.

(ii)                                  an Amended and Restated Secured Convertible Promissory Note in the form attached hereto as Exhibit C, duly executed and delivered by RBA Rem-Care, Inc.  The original principal balance of such note shall be $412,435.40.

(iii)                               an Amended and Restated Secured Convertible Promissory Note in the form attached hereto as Exhibit C, duly executed and delivered by Insource Medical Solutions, LLC.  The original principal balance of such note shall be $198,442.10.

(iv)                              an Amended and Restated Secured Convertible Promissory Note in the form attached hereto as Exhibit C, duly executed and delivered by Hospital Employee Labor Pool.  The original principal balance of such note shall be $583,653.23.

(v)                                 an Amended and Restated Security Agreement in the form attached hereto as Exhibit D, duly executed and delivered by the parties named as “Secured Parties” therein.

(vi)                              an Amended and Restated Employment Agreement in the form attached hereto as Exhibit E, duly executed and delivered by Executive.

(b)                                 Subordination Agreement.  Upon receipt of the Cash Payment by the Escrow Holder, but prior to the release of any portion of the Escrow Payment by the Escrow Holder to Executive, Executive shall cause to be delivered to the Company a Subordination Agreement in favor of Bridge Bank NA substantially in the form attached hereto as Exhibit B, duly executed and delivered by Executive and the “Secured Parties” named in the Amended and Restated Security Agreement attached hereto as Exhibit D.

3.                                       Delivery of Documents by the Company.

(a)                                  Concurrently upon the execution of this Agreement, the Company shall deliver to Executive the following documents and instruments:

(i)                                     an Amended and Restated Secured Convertible Promissory Note in favor of Executive and Suzette Mohrmann in the form attached hereto as Exhibit C, duly executed and delivered by the Company.  The original principal balance of such note shall be $1,373,981.03.

(ii)                                  an Amended and Restated Secured Convertible Promissory Note in favor of RBA Rem-Care, Inc. in the form attached hereto as Exhibit C, duly executed and delivered by the Company.  The original principal balance of such note shall be $412,435.40.

(iii)                               an Amended and Restated Secured Convertible Promissory Note in favor of Insource Medical Solutions, LLC in the form attached hereto as Exhibit C, duly executed and delivered by the Company.  The original principal balance of such note shall be $198,442.10.

(iv)                              an Amended and Restated Secured Convertible Promissory Note in favor of Hospital Employee Labor Pool in the form attached hereto as Exhibit C, duly executed and delivered by the Company.  The original principal balance of such note shall be $583,653.23.

(v)                                 an Amended and Restated Security Agreement in the form attached hereto as Exhibit D, duly executed and delivered by the Company.

(vi)                              an Amended and Restated Employment Agreement in the form attached hereto as Exhibit E, duly executed and delivered by the Company.

(vii)                           an Option Agreement in the form attached hereto as Exhibit F, duly executed and delivered by the Company, granting Executive an option to purchase up to 50,000 shares of the Common Stock of the Company at an exercise price of $0.25 per share.

4.                                       Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Russ Mohrmann
9432 Walker Ranch Circle
Villa Park, CA 92816-2820

With a copy to:

Andrew A. Talley, Esq.
Attorney at Law
500 N. State College Blvd., Suite 1030
Orange, CA 92868

Notices to the Company:

RevCare, Inc.
5400 Orange Avenue, Suite 200
Cypress, CA 90630
attn: Chief Financial Officer

With a copy to:

George L. McCabe, Jr.
Managing Partner
FBR Financial Services Partners LP
1001 19th Street North, 10th Floor
Arlington, VA 22209

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

5.                                       Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

6.                                       Complete Agreement.  This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, any prior understandings, agreements or representations between Executive, on the one hand, and the Company and its subsidiaries, on the other hand.

7.                                       No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

8.                                       Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

9.                                       Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns

10.                                 Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

11.                                 Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

REVCARE, INC.

By:	/s/ Fred McGee
Name:	Fred McGee
Title:	CFO

/s/ Russell E. Mohrmann
RUSS MOHRMANN